EXHIBIT 15

May 4, 2007

PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PacifiCorp and its subsidiaries for the period ended March 31, 2007, as indicated in our report dated May 4, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Registration Statement No. 333-142011 on Form S-4 and Registration Statements Nos. 333-140661 and 333-128134 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Portland, Oregon